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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on form S-8 (File No. 2-99618, No. 33-34123, No. 33-79938, No. 33-69008 and No.
33-78194) previously filed by International Lottery & Totalizator Systems, Inc., of our report, dated June 14, 2004, on the consolidated financial statements of International Lottery & Totalizator Systems, Inc. and subsidiaries as of April 30, 2004, and for the year then ended, which report is included in this Annual Report on Form 10-KSB for the year ended April 30, 2004, and contains an explanatory paragraph regarding the concentration of risk attributable to accounts receivable from one customer.

/s/ J. H. COHN LLP

San Diego, California
July 29, 2004

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